Exhibit 3.4

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

APREA THERAPEUTICS, INC.

Aprea Therapeutics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

ONE: The original name of this corporation is Aprea Therapeutics, Inc., and the date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was May 3, 2019.

TWO:  That the Certificate of Incorporation of this corporation was amended and restated on September 20, 2019 (as so amended, the “Amended and Restated Certificate of Incorporation”).

THREE:  This Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) has been duly adopted in accordance with Section 242 of the DGCL and amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”).

FOUR:  This Certificate of Amendment has been approved and duly adopted by the Board of Directors of the Corporation.

FIVE:  The terms and provisions of this Certificate of Amendment have been duly approved by written consent of the required number of shares of outstanding stock of the Corporation pursuant to Subsection 228(a) of the DGCL and written notice pursuant to Subsection 228(e) of the DGCL has been or will be given to those stockholders whose written consent has not been obtained.

SIX:  The following is hereby inserted into paragraph A of Article IV immediately before the first sentence therein:

“Effective upon the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), every 1 share of Common Stock then issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time shall automatically be split into 1.6045 shares of Common Stock, without any further action by the holders of such shares (the “Stock Split”).  The Stock Split shall occur automatically without any further action by the holders of the shares of Common Stock and Preferred Stock affected thereby. All rights, preferences and privileges of the Common Stock and the Preferred Stock shall be appropriately adjusted to reflect the Stock Split in accordance with this Amended and Restated Certificate of Incorporation.”

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Certificate of Amendment, having been duly adopted in accordance with Section 242 of the DGCL, has been duly executed by a duly authorized officer of the corporation on this 26th day of September 2019.

APREA THERAPEUTICS, INC.

Signature:	/s/ CHRISTIAN S. SCHADE

Name: Christian S. Schade

Title: President and Chief Executive Officer